Exhibit 99.1

Precis Inc.

RESPONSE TO ACTION BY THE STATE OF TEXAS

April 29, 2005

We are disappointed with the lawsuit filed by the State of Texas against our subsidiary, Care Entrée, and believe it to be without merit.  In the last few weeks, Care Entrée has worked closely with representatives of the Attorney General’s office in a proactive effort to resolve their issues with us and our industry.  We have provided the Attorney General’s office with information demonstrating the actual savings realized by our 50,000+ members.

In reviewing the injunctive relief that the Attorney General now seeks, we already comply with over 90% of the actions requested.  The remaining issues involve significant logistics, and we are determining a course for compliance that would protect consumers without making our programs inaccessible because of cost.  We sincerely believe that Care Entree can resolve the remaining issues without a protracted legal battle, but we plan to vigorously defend ourselves.

As a founding board member of the Consumer Health Alliance (CHA) (www.consumerhealthalliance.org), Care Entrée adheres to the strict Code of Conduct established by CHA that requires us, among other things, to market the programs in an honest way, clearly disclosing that the programs are NOT INSURANCE.

Unfortunately, one of our private label resellers, Equal Access Health, also a subject of the complaint, may not have adhered to the same Code of Conduct, and may have marketed our product in an inappropriate manner.  In reviewing the concerns of the Attorney General’s office, it appears that most of the issues are related to the activities of Equal Access Health.  If this turns out to be the case, we will take appropriate and decisive action.  Equal Access Health is not affiliated with Care Entrée or its parent, Precis Inc. and it no longer markets our services.

Care Entree is proud of the valuable service we provide to consumers.  More than 50,000 families across the country have access to significant savings on their healthcare costs because of their memberships in our programs.  Care Entree began serving consumers in 1997 and was one of the pioneers in bringing access to savings on full service healthcare to the market.  Because of our nation’s healthcare crisis, the discount benefits industry, which has been around for nearly two decades, has become a high profile industry.  Unfortunately, the small percentage of illegitimate companies in this industry receives almost 100 percent of today’s news coverage.  We are not one of those companies!

We regret that our good name and reputation are being profiled in this manner.  We believe the action against us by the Attorney General is unwarranted and without merit.  This is truly unfortunate because of Care Entrée’s efforts with the CHA and our ongoing commitment to provide consumers real savings when they seek discount healthcare solutions.